Filed pursuant to Rule 433

Registration No. 333-254195

Issuer Free Writing Prospectus dated November 29, 2022

Relating to Preliminary Prospectus Supplement dated November 29, 2022

ILLUMINA, INC.

FINAL TERM SHEET

November 29, 2022

$500,000,000 5.800% Notes due 2025

$500,000,000 5.750% Notes due 2027

Issuer:	Illumina, Inc.

Format:	SEC Registered

Ratings*	Moody’s: Baa3 (Stable)
S&P: BBB (Stable)
Fitch: BBB (Stable)

Trade Date:	November 29, 2022

Settlement Date**:	December 13, 2022 (T+10)

5.800% Notes due 2025

Principal Amount:	$500,000,000

Maturity Date:	December 12, 2025

Coupon (Interest Rate):	5.800%

Benchmark Treasury:	4.500% due November 15, 2025

Benchmark Treasury Price and Yield:	100-21 ¾; 4.252%

Spread to Benchmark Treasury:	+155 basis points

Yield to Maturity:	5.802%

Price to Public:	99.995% of the Principal Amount

Interest Payment Dates:	Semi-annually on each June 12 and December 12 of each year, commencing on June 12, 2023

Make-Whole Call:	At any time prior to November 12, 2025, at a discount rate of Treasury plus 25 basis points

Par Call:	On or after November 12, 2025

CUSIP Number:	452327 AN9

ISIN Number:	US452327AN93

5.750% Notes due 2027

Principal Amount:	$500,000,000

Maturity Date:	December 13, 2027

Coupon (Interest Rate):	5.750%

Benchmark Treasury:	3.875% due November 30, 2027

Benchmark Treasury Price and Yield:	99-23 ¾; 3.932%

Spread to Benchmark Treasury:	+185 basis points

Yield to Maturity:	5.782%

Price to Public:	99.863% of the Principal Amount

Interest Payment Dates:	Semi-annually on each June 13 and December 13 of each year, commencing on June 13, 2023

Make-Whole Call:	At any time prior to November 13, 2027, at a discount rate of Treasury plus 30 basis points

Par Call:	On or after November 13, 2027

CUSIP Number:	452327 AP4

ISIN Number:	US452327AP42

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Citigroup Global Markets Inc. BofA Securities, Inc. J.P. Morgan Securities LLC

Co-Managers:

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

MUFG Securities Americas Inc.

U.S. Bancorp Investments, Inc.

Academy Securities, Inc.

Loop Capital Markets LLC

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to two business days before the date of delivery will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to two business days before the date of delivery should consult their advisors.

The issuer has filed a registration statement (including a prospectus dated March 12, 2021) and a preliminary prospectus supplement dated November 29, 2022 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Goldman Sachs & Co. LLC or Citigroup Global Markets Inc. can arrange to send you the prospectus and the prospectus supplement if you request them by calling or e-mailing Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, facsimile: 1-212-902-9316, or by emailing prospectus-ny@ny.email.gs.com; or Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-800-831-9146 or email: prospectus@citi.com.

3